Exhibit 5.1

CLIFFORD CHANCE US LLP Two Manhattan West 375 9th Avenue New York, NY 10001 Tel +1 212 878 8000 Fax +1 212 878 8375 www.cliffordchance.com

November 4, 2025

JOSS Realty REIT, Inc.
650 5th Avenue, Suite 2700
New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to JOSS Realty REIT, Inc., a Maryland corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-11 (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 4, 2025, relating to the offer and sale from time to time of up to 3,450,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the Maryland General Corporation law as currently in effect. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP